As filed with the Securities and Exchange Commission on February 1, 2017

Registration No. 333-180005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Amyris, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		55-0856151
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
5885 Hollis Street, Suite 100 Emeryville, CA 94608 (510) 450-0761
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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John G. Melo President and Chief Executive Officer 5885 Hollis Street, Suite 100 Emeryville, CA 94608 (510) 450-0761
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

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Please send copies of all correspondence to: Gordon K. Davidson, Esq. Daniel J. Winnike, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

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Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

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EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Amyris, Inc., a Delaware corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-180005, initially filed with the Securities and Exchange Commission on March 9, 2012 and declared effective on May 4, 2012 (the “Registration Statement”), registering 4,173,622 shares of the Registrant’s Common Stock, $0.0001 par value per share (the “Securities”) to be offered and sold from time to time by the selling stockholders named therein. The Securities were issuable to the selling stockholders upon conversion of the Registrant’s 3% Senior Unsecured Convertible Notes due 2017 (the “3% Notes”) issued to the selling stockholders pursuant to the Securities Purchase Agreement, dated February 24, 2012, by and between the Registrant and the selling stockholders.

On October 20, 2015, the Registrant repurchased $9.7 million in aggregate principal amount of the outstanding 3% Notes from certain of the selling stockholders in privately negotiated transactions (the “Repurchase”) and on December 28, 2016, the Registrant entered into an Exchange Agreement with the holders of the remaining 3% Notes outstanding, pursuant to which the Company and such holders agreed to exchange (the “Exchange”) such 3% Notes, together with accrued and unpaid interest thereon, for approximately $19.1 million in aggregate principal amount of the Company’s 9.50% Convertible Senior Notes due 2019. The Exchange closed on January 11, 2017, following which no 3% Notes remained outstanding.

As a result of the Repurchase and the Exchange, the offering of the Securities pursuant to the Registration Statement has been terminated. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered that remain unsold at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, all Securities that had been registered under the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on February 1, 2017.

AMYRIS, INC.

/s/ JOHN G. MELO
John G. Melo
President and Chief Executive Officer